Exhibit No. 21.1


SUBSIDIARIES OF BNCCORP, INC.


The following is a list of all subsidiaries of the Company, including their state of incorporation or organization.


    Name                                       Incorporated In

    BNC National Bank                          National Bank

    BNC Insurance, Inc. (a subsidiary of
      BNC National Bank)

    BNC Asset Management, Inc.
      (a subsidiary of BNC National Bank)

    BNC National Bank of Arizona               National Bank



    Bismarck Properties, Inc.                  North Dakota

    BNC Capital Trust I                        Delaware Trust

    BNC Statutory Trust II                     Connecticut Trust